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                                                                    Exhibit 3.1

                             AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION OF
                          NORTH STAR UNIVERSAL, INC.


     The undersigned President of North Star Universal, Inc., a corporation subject to the provisions of Minnesota Statutes Chapter 302A., known as the Minnesota Business Corporation Act, do hereby certify that at a meeting of the shareholders of said corporation duly called and held at the Marriot Southwest, 5801 Opus Parkway, Minneapolis, Minnesota, at 1:00 p.m. on
December 30, 1997, pursuant to notice mailed to all shareholders entitled to vote thereon, the following Amended and Restated Articles of Incorporation were adopted by a majority vote of all of the shares of stock present at such meeting and entitled to vote to supersede and take the place of the existing articles of incorporation and all amendments and restatements thereto, to wit.

                                  ARTICLE I.
                                     Name
                                     ----
     The name of this corporation shall be Michael Foods, Inc.

                                  ARTICLE II.
                                   Purpose
                                   -------

     This corporation shall have general business purposes.

                                 ARTICLE III.
                              Registered Office
                              -----------------

     The registered office of this corporation shall be 324 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, Minnesota, 55416, County of Hennepin.

                                 ARTICLE IV.
                                Capital Stock
                                -------------

     This corporation shall have authorized capital stock consisting of 50,000,000 shares, which shall be composed of 40,000,000 shares of common stock having a par value of $.01 per share and 10,000,000 undesignated shares. Each share of common stock shall be entitled to one vote on all matters presented to the shareholders for a vote.

     The Board of Directors may, from time to time, establish by resolution, different classes or series of shares and may fix the rights and preferences of said shares in any class or series. The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding to holders of shares of another class or to effectuate share dividends, splits, or conversions of its outstanding shares.

                                  ARTICLE V.
                         Certain Shareholder Rights
                         --------------------------

     Shareholders shall have no preemptive rights to purchase, subscribe for or otherwise acquire any new or additional securities of the corporation. No shareholder shall be entitled to cumulative voting rights.

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                                  ARTICLE VI.
                                   Directors
                                   ---------

     1. The business of this corporation shall be managed by or under the direction of a board of directors consisting of not less than three (3) directors. Directors need not be shareholders of the corporation. The Board of Directors in its discretion may elect honorary directors who shall serve without voting power.

     2. Directors shall be elected for a term of one (1) year and until their successors are elected and qualified. If any vacancy occurs in the board of directors, the remaining directors, by the affirmative vote of a majority thereof, shall elect a director or directors to fill the vacancy until the next regular meeting of the shareholders.

     3. The directors shall have all of the powers conferred upon directors by the Minnesota Business Corporation Act.

     4. An action required or permitted to be taken by the board of directors of this corporation may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the board at which all directors are present except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the board of directors.

     5. To the full extent permitted by the Minnesota Business Corporation Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this section shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to acts or omissions of such director occurring prior to such amendment or repeal.

                                 ARTICLE VII.
                               Indemnification
                               ---------------

     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) to the full extent permitted by the Minnesota Business Corporation Act.

                                  ARTICLE VIII.

     The private property of the shareholders of this corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

     I have hereunto set my hand this 28th day of February, 1997.

                                               /s/ Gregg A. Ostrander
                                               ------------------------------
                                               GREGG A. OSTRANDER
                                               President

  STATE OF MINNESOTA
  DEPARTMENT OF STATE
        FILED
     FEB 28 1997
/s/ Joan Anderson Grove
  Secretary of State